Exhibit 5.2

Faegre Baker Daniels LLP

600 East 96th Street Suite 600

Indianapolis Indiana 46240-3789

Phone +1 317 569 9600

Fax +1 317 569 4800

July 31, 2013

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Ladies and Gentlemen:

We have acted as Indiana counsel for WellPoint, Inc., an Indiana corporation (the “Company”), in connection with the issuance and sale by the Company of $650 million aggregate principal amount of its 2.300% Notes due 2018 and $600 million aggregate principal amount of its 5.100% Notes due 2044 (collectively, the “Notes”). In that capacity we have reviewed:

(a) The Registration Statement on Form S-3, File No. 333-178394, of the Company and the Prospectus constituting a part thereof, dated December 9, 2011, relating to the issuance from time to time of debt and equity securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “1933 Act”); and

(b) The Prospectus Supplement, dated July 30, 2013, to the above-mentioned Prospectus relating to the Notes and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the 1933 Act (the “Prospectus Supplement”).

For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

WellPoint, Inc.	- 2 -	July 31, 2013

On the basis of and subject to the foregoing, we are of the opinion that the Company has the corporate authority under Indiana law to execute and deliver the Notes, and that the Notes have been duly authorized by the Company.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder. We hereby authorize Hogan Lovells US LLP to rely upon this opinion as if it had been addressed to them.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner